Exhibit 10.1
AMENDMENT TO SENIOR MANAGEMENT AGREEMENT

This is an amendment (“Amendment”) to the Senior Management Agreement effective January 1, 2023 (the “SMA”), between Huron Consulting Group Inc. (“Huron”) and James H. Roth (“Executive”).

WHEREAS, the parties wish to extend Executive’s employment beyond the Initial Period and address Executive’s 2024 target annual bonus opportunity.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Employment Period

Executive’s employment shall be extended for an additional one-year period through December 31, 2024, subject to sections 1.3-1.5, and the parties may agree to extend for an additional year period or longer period subject to the approval of the Board.

1.Bonus Programs

For the 2024 calendar year, Executive’s target cash bonus will be $900,000 and target equity bonus will be 20% of Executive’s Base Salary ($180,000). All equity awards (i) are subject to the applicable granting agreement and the Amended and Restated Huron Consulting Group Inc. 2012 Omnibus Incentive Plan, as amended and (ii) shall vest in four equal installments, with one-fourth vesting on the first anniversary of the grant date and one-fourth vesting on each of the next three anniversaries of the grant date; provided, however, that no shares shall vest if Executive is not employed by the Company as of such vesting date.

All capitalized terms herein shall have the meaning set forth in the SMA. Except for those provisions specifically modified herein, all terms and conditions of the SMA remain in full force and effect and are not superseded in any way by this Amendment.

HURON CONSULTING GROUP INC.

By: /s/ Mark Hussey

Its: CEO and President
Date: 2/23/2024

JAMES H. ROTH

/s/ Jim Roth

Jim Roth
(print name)

2/22/2024
Date